UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020

CAN-CAL RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Nevada	000-26669	86-0865852
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

542 Springfield Avenue

Red Deer, Alberta, Canada T4N 0C7

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (403) 342-6221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01      Other Events.

Can-Cal Resources Ltd. (“Can-Cal” or the “Company”) (OTC PINK:CCRE) is pleased to announce the date of the Annual General Meeting as Thursday February 11, 2021. More details will follow closer to that date., and whether it will be an in-person or virtual meeting.

The Company would like to provide an update to the shareholders on the progress on the audited financials and SEC filings. The audit for the financials for the year ended December 31, 2019 is almost complete. It is the Company’s intention to file its annual report and related 10-K, SEC filings in the next few weeks. The lack of funds and the Covid -19 has caused considerable delay. The subsequent priorities will be the 10-Q filings for the first and second quarter of 2020. The completion of all the audited financials, year ended December 31, 2019 and quarterly 2020 filings will enable the company to work towards terminating the ‘Cease Trade Orders’ in effect in the jurisdictions of British Columbia and Alberta, Canada.

The Company would like to announce that Mr. Cosimo La Porta, an advisor to the Board of Directors, has notified he no longer is able to maintain the advisor role due to unrelated matters.

“While we regret Mr. La Porta’s departure as an advisor to the Company,” stated Mr. Casey Douglass, Chairman of the Board, “Can-Cal is pleased to have benefited from his acumen as the Company continues to position itself for development of its Pisgah Property.”

Mr. La Porta was an effective advisor during the formation of the new Board of Directors and part of the team during the negotiation of the Definitive Agreement with Archemetrix Mineral Resources, LLC (“AMR”), as disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on June 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAN-CAL RESOURCES LTD.

Date: October 20, 2020	By: /s/ Casey Douglass
Casey Douglass
Chairman of the Board